Exhibit 99.ACCT
EXHIBIT(a)(iv)
Registrant’s Independent Public Accountant
On August 25, 2020, the Audit Committee of the Board of Trustees of Carlyle Tactical Private Credit Fund (the “Fund”) participated in and approved the decision to dismiss KPMG LLP (“KPMG”) as the Fund’s independent registered public accounting firm. KPMG’s report on the Fund’s financial statements for the fiscal period ended December 31, 2019 contained no adverse opinion or disclaimer of opinion nor was KPMG’s report qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund’s fiscal period ended on December 31, 2019 and through August 25, 2020 (the “Covered Period”), (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Fund’s financial statements, and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On August 25, 2020, the Audit Committee of the Fund’s Board of Trustees also participated in and approved the change in accountant to Ernst & Young LLP (“EY”) as the independent registered public accounting firm for the fiscal year ended December 31, 2020. The selection of EY does not reflect any disagreements with or dissatisfaction by the Fund or the Board of Trustees with the performance of the Fund’s prior independent registered public accounting firm, KPMG. During the Covered Period, neither the Fund, nor anyone on its behalf, consulted with EY on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

August 28, 2020
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Carlyle Tactical Private Credit Fund (the “Fund”) and, under the date of February 27, 2020, we reported on the consolidated financial statements of Carlyle Tactical Private Credit Fund and subsidiary as of and for the year ended December 31, 2019. On August 25, 2020, we were dismissed. We have read the Fund’s statements included under Item 13(a)(4) on Form N-CSR dated August 28, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with the Fund’s statements that (1) the Audit Committee of the Fund’s Board of Trustees participated in and approved the decision to dismiss KPMG LLP (“KPMG”) as the Fund’s independent registered public accounting firm (2) the Audit Committee of the Fund’s Board of Trustees participated in and approved the change in accountant to Ernst & Young LLP (“EY”) as the independent registered public accounting firm and (3) EY was not consulted on items which concerned the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Fund’s financial statements and (4) EY was not consulted on items which concerned the subject of a disagreement or reportable events.
Very truly yours,
/s/ KPMG LLP